Exhibit 99.1

KINGSWAY TO EXPAND PORTFOLIO OF WARRANTY HOLDINGS

Itasca, Illinois (October 13, 2020) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway”) today announced the signing of a definitive agreement to acquire PWI Holdings, Inc. from ADESA Dealer Services, LLC, a subsidiary of (NYSE: KAR) KAR Auction Services, Inc. d/b/a KAR Global (“KAR”), subject to certain regulatory approvals and other customary closing conditions. PWI, through its subsidiaries Preferred Warranties, Inc., Superior Warranties, Inc., Preferred Warranties of Florida, Inc., and Preferred Nationwide Reinsurance Company, Ltd. (collectively, “PWI”), markets, sells and administers vehicle service contracts in all fifty states, primarily through a network of automobile dealer partners.

“I am excited to welcome the PWI team to the Kingsway family of companies,” said Kingsway President and CEO, J.T. Fitzgerald. “Under KAR’s ownership, PWI has emerged as a leader in the vehicle service contract and extended warranty sector, and I believe we can further strengthen that position going forward. PWI is an excellent example of our capital allocation philosophy at work - we expect to pay a reasonable price for a business that we believe can generate high returns on our invested capital. I’m confident that PWI will be an excellent addition to our already solid portfolio of warranty holdings.”

The purchase price for the acquisition is $24.5 million (subject to customary adjustments) and is expected to close prior to year-end, pending receipt of the requisite regulatory approvals and satisfaction of other customary closing conditions. Kingsway expects to fund the purchase price via a mix of cash on hand and third-party financing. Ice Miller LLP served as legal counsel to Kingsway and Taft Stettinius & Hollister LLP served as legal counsel to KAR in connection with the transaction.

About Kingsway

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”). Except as expressly required by applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of the 2019 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov, on the Canadian Securities Administrators’ website at www.sedar.com, or through Kingsway’s website at www.kingsway-financial.com.